REID & PRIEST LLP
 		    701 Pennsylvania Avenue, N.W.
			Washington, DC 20004


                                                             (202) 508-4076





                                             February 16, 1997


          Securities and Exchange Commission
          450 Fifth St., N.W.
          Washington, D.C. 20459

          Ladies and Gentlemen:

                    This opinion relates to the Application filed January 17, 1997 by Public Service Company of Colorado ("PSCo") under the Public Utility Holding Company Act of 1935 ("1935 Act" or "Act"). The Application seeks authorization pursuant to section 3(b) of the Act and rules 10 and 11 thereunder in connection with the proposed acquisition by PSCo of a public utility company operating exclusively outside of the United States ("Foreign Utility").

                    Based upon the foregoing and subject to the qualifications and assumptions specified herein, we are of in accordance with the order or orders of the Securities and Exchange Commission ("Commission") with respect thereto, and all authorizations and approvals from appropriate governmental and regulatory authorities are duly obtained:

                    (a) All state laws applicable to the proposed acquisition will have been complied with; and

                    (b) PSCo will legally acquire the securities of Foreign Utility.

                    In rendering the above opinion, we have made the following assumptions and our opinion is qualified accordingly:

                    (a) The staff of the Division of Investment Management has issued a no-action letter in which it agrees not to recommend enforcement action with respect to PSCo's continuing claim of exemption pursuant to rule 2 under section 3(a)(2) of the Act, pending receipt of the necessary regulatory approvals and consummation of the proposed merger of PSCo and Southwest Public Services Co. ("SPS") and the formation of New Century Energies, Inc. as a new registered holding company on or before September 30, 1997.

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          Securities and Exchange Commission
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          February 16, 1997


                    (b) The staff of the Division of Investment Management has orally agreed to extend the period of forbearance for cause in the event that the PSCo/SPS merger is not consummated during that period.

                    (c) The Colorado Public Utilities Commission and the Wyoming Public Service Commission, which have jurisdiction over the retail electric and gas rates of PSCo and its subsidiary, Cheyenne Light, Fuel and Power Company, have each certified to this Commission that they have the authority and resources to protect ratepayers subject to their respective jurisdiction and that they intend to exercise this authority in connection with the proposed Foreign Utility Investment.

                    (d) PSCo has represented that the laws of the states of Wyoming and Colorado have been and will be complied with.

               We consent to the use of this opinion as an exhibit to the Application.

                                             Very truly yours,


					 /s/ Reid & Priest LLP
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                                             REID & PRIEST LLP